Exhibit 4.4

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GCI, Inc.
6.875% Senior Notes due 2025
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SECOND SUPPLEMENTAL INDENTURE
Dated as of March 8, 2018
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MUFG Union Bank, N.A.,
as Trustee

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SECOND SUPPLEMENTAL INDENTURE, dated as of March 8, 2018 (this “Supplemental Indenture”), between GCI, LLC, a Delaware limited liability company (the “New Issuer”), and MUFG Union Bank, N.A., a New York banking corporation, as Trustee.
RECITALS
WHEREAS, GCI, Inc., an Alaska corporation (the “Old Issuer”), and the Trustee have entered into that certain Indenture, dated as of April 1, 2015, as amended by that certain Supplemental Indenture, dated as of April 28, 2017 (the “Original Indenture,” and as amended and supplemented by this Supplemental Indenture, the “Indenture”), pursuant to which the Old Issuer has issued its 6.875% Senior Notes due 2025 (the “Notes”);
WHEREAS, the Old Issuer is being merged with and into the New Issuer on or around the date of this Supplemental Indenture, with the New Issuer as the surviving entity (the “Merger”);
WHEREAS, in accordance with Section 5.1 of the Original Indenture, the New Issuer is delivering this Supplemental Indenture to expressly assume the due and punctual payment of the principal of, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Issuer;
WHEREAS, the New Issuer, as successor Issuer, has or is delivering to the Trustee an Officer’s Certificate and Opinion of Counsel required by Section 5.l of the Original Indenture; and
WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.
NOW, THEREFORE, in consideration of the premises hereof, the parties have executed and delivered this Supplemental Indenture, and the New Issuer and the Trustee agree for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes, as follows:
SECTION 1. Capitalized Terms.

Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Original Indenture.
SECTION 2. Assumption.

Effective upon the consummation of the Merger (the “Effective Time”), the New Issuer hereby expressly assumes the due and punctual payment of the principal of, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Issuer.
SECTION 3. Ratification and Effect.

Except as expressly amended by this Supplemental Indenture, the Original Indenture is in all respects ratified and confirmed and all of the terms, provisions and conditions thereof shall be and remain in full force and effect. Upon and after the Effective Time, the Original Indenture shall be supplemented in accordance herewith, this Supplemental Indenture shall form a part of the Original Indenture for all purposes, each reference in the Original Indenture and the Notes to the Indenture shall mean and be a reference to the Original Indenture as amended hereby, and each reference in the Original Indenture and the Notes to GCI, Inc. shall mean and be a reference to GCI, LLC, as successor to GCI, Inc.

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SECTION 4. Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
SECTION 5. The Trustee.

The recitals in this Supplemental Indenture shall be taken as the statements of the New Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Supplemental Indenture. The Trustee shall be under no duty whatsoever to make any determination whether any execution, modification, amendment, supplement or confirmation to any document is necessary to implement the provisions of this Supplemental Indenture, and shall be entitled to conclusively rely on the documentation required to be provided under the terms of the Indenture in a form reasonably satisfactory to the Trustee.
SECTION 6. Conflicts.

To the extent of any inconsistency between the terms of the Original Indenture or the Notes and this Supplemental Indenture, the terms of this Supplemental Indenture will control.
SECTION 7. Miscellaneous.

This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Original Indenture set forth herein. All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby. The section headings are for convenience only and shall not affect the construction hereof. The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement, binding on the parties hereto.
Signature page follows.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

GCI, LLC

By:	/s/ Peter J. Pounds
Name: Peter J. Pounds
Title: Chief Financial Officer

MUFG UNION BANK, N.A., as Trustee

By:	/s/ Marion Zinowski
Name: Marion Zinowski
Title: Vice President

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